EXHIBIT 99.9(c):
                                 ----------------


 FORM OF EXPENSE DEFERRAL AGREEMENT BETWEEN THE TRUST AND UNDISCOVERED MANAGERS
                      RELATING TO EACH SERIES OF THE TRUST.



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                           EXPENSE DEFERRAL AGREEMENT


         THIS AGREEMENT dated as of December __, 1997 is made and entered into by and between Undiscovered Managers Funds, a Massachusetts business trust (the "Trust"), on behalf of its [Name of Fund] series (the "Series"), and Undiscovered Managers, LLC, a Delaware limited liability company (the "Manager").

         WHEREAS, the Manager has been appointed the investment adviser of the Series pursuant to a Management Agreement dated December __, 1997 between the Trust and the Manager relating to the Series (the "Management Agreement"); and

         WHEREAS, the Trust and the Manager desire to enter into the arrangements described herein relating to certain expenses of the Series;

         NOW, THEREFORE, the Trust and the Manager hereby agree as follows:

         1. Until further notice from the Manager to the Trust, the Manager agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Management Agreement (but not below zero) to the extent necessary to limit the operating expenses of the Series (exclusive of brokerage costs, interest, taxes and extraordinary expenses) to the annual rate (as a percentage of the average daily net assets of the Series) of [_______] percent.

         2. The Series agrees to pay to the Manager the amount of fees that, but for Section 1 hereof, would have been payable by the Series to the Manager pursuant to the Management Agreement ("Deferred Fees"), subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the operating expenses of the Series (exclusive of brokerage costs, interest, taxes and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Series) of less than [________] percent. Furthermore, the amount of Deferred Fees paid by the Series in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Series (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the foregoing annual percentage rates.

         Deferred Fees with respect to any fiscal year of the Trust shall not be payable by the Series to the extent that the amounts payable by the Series pursuant to the immediately preceding two sentences during the period ending two years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will the Series be obligated to pay any fees waived or deferred by the Manager with respect to any other series of the Trust.



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         3. The Manager may by notice in writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to the Series in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of the Series to repay amounts of Deferred Fees with respect to periods prior to the date specified in such notice.

         4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Series on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   UNDISCOVERED MANAGERS FUNDS


                                   By ____________________________
                                        Mark P. Hurley, President



                                   UNDISCOVERED MANAGERS, LLC


                                   By __________________________
                                        Mark P. Hurley, President and CEO